Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Patrick F. McGovern
(212) 827-4426
patrick.mcgovern@ace-ina.com

ACE LIMITED REPORTS FIRST QUARTER 2008 OPERATING INCOME UP 9.5%

TO RECORD $725 MILLION; NET INCOME OF $377 MILLION

HAMILTON, Bermuda, April 29, 2008 — ACE Limited (NYSE: ACE) today reported net income for the first quarter ended March 31, 2008, of $1.10 per common share after payment of preferred dividends, compared with $2.10 per share for the same quarter last year. Income excluding net realized gains (losses) for the first quarter was $2.16 per share, compared with $1.98 per share for the same quarter of last year.(1) The first quarter was marked by unprecedented financial market volatility in both the credit and equity markets, which impacted net income and book value. The net realized and unrealized loss after tax was $650 million for the quarter. This loss is the result of market pricing changes only. Actual credit-related impairments included in this number were insignificant, at approximately $20 million. Book value increased $58 million for the quarter, and the annualized return on average equity was 17.7%.(2)

First Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share – Diluted)
	2008	2007	Change	2008	2007	Change
Net income	$377	$701	(46)%	$1.10	$2.10	(48)%
Net realized gains (losses), net of tax	(348)	38	—	(1.06)	0.12	—
Income excluding net realized gains (losses), net of tax(1)	$725	$663	9.5%	$2.16	$1.98	9%

Evan Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “It was a busy and very good quarter for ACE. We closed two acquisitions – Combined Insurance and the Atlantic Companies’ personal lines business – and we announced our intention to re-domesticate our holding company to Zurich, Switzerland. These moves speak to the medium- and long-term strategic positioning of our Company. We had a strong quarter in terms of operating performance, with net operating income up 9.5%. Net income, which was down, and book value growth, which was essentially flat, were negatively impacted by the unprecedented volatility experienced in the debt and equity markets during the quarter. The business climate has grown more difficult globally, including the broad economy and financial markets. Ironically, the P&C market continues to grow more competitive. Our balance sheet and income statement are strong, and in the face of these realities, we are well positioned to seek out and capitalize upon opportunities on both the asset and liability sides of our balance sheet.”

Other operating highlights were as follows:

•	Net premiums written declined 4% over the prior year quarter.

•	Net premiums earned declined 5% over the prior year quarter.

•	The property and casualty (P&C) combined ratio for the quarter was 84.6% compared with 87.1% for the prior year quarter.

•	P&C underwriting income increased 14% over the prior year quarter to $439 million.

•

Underwriting income in the first quarter benefited from positive prior period development of $137 million compared to $18 million in the first quarter of last year. This was 90% short-tail-related, predominantly crop insurance and property.

•

The P&C expense ratio reported in the quarter increased by 4.0 percentage points from last year’s first quarter to 29%. Of this increase, 1.6 percentage points related to a profit-sharing commission paid in the U.S. crop insurance book due to a profitable 2007 crop year, and 1.4 percentage points related to a large risk management contract written in last year’s first quarter.

•	Operating cash flow was $1 billion for the quarter.

•	Invested assets increased by $1.4 billion or 3% during the first quarter to $43.7 billion.

•	Reinsurance recoverables decreased $393 million for the quarter to $13,969 million.

•	Net loss reserves increased $463 million during the quarter to $23.2 billion.

•	Net investment income increased 8% over the prior year quarter to $489 million.

•	Return on average equity for the first quarter was 17.7%; excluding FAS 115, it was 18.2%.(2)

•	Book value increased $58 million from December 31, 2007 while book value per share(3) declined from $48.89 at December 31, 2007 to $48.65.

•

The net realized and unrealized loss after tax was $650 million. This includes approximately $183 million from derivatives, principally related to the guaranteed minimum income benefit (GMIB) liabilities of our life reinsurance business, and $480 million from our investment portfolio, which comprises $150 million from high grade fixed income, $110 million from high yield and $220 million from equities and other.

Details of our financial results for our business segments are available in the financial supplement. Key segment items include:

•

Insurance-North American: Net premiums written decreased 10% over the prior year quarter. The combined ratio was 86.0% compared with 88.4% for the same quarter last year. Last year’s quarter included $168 million of premiums written related to a large risk management contract, and in this year’s quarter we recorded $109 million in premiums written related to the Atlantic Companies’ personal lines business, now known as ACE Private Risk Services. Adjusting for these transactions, net written premiums would have decreased by approximately 7%.

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•

Insurance-Overseas General: Net premiums written increased 13% over the prior year quarter, 6% on a currency-adjusted basis. The combined ratio was 82.7% compared with 85.4% for the same quarter last year.

•	Global Reinsurance: Net premiums written decreased 28% over the prior year quarter. The combined ratio was 70.8% compared with 78% for the same quarter last year.

•

Life Insurance and Reinsurance: Net premiums written increased 19% over the prior year quarter. Income excluding net realized gains (losses) decreased 23% to $33 million over the prior year quarter, primarily as a result of a reduction in our income related to our life reinsurance business. Net realized losses of $186 million are primarily attributable to the mark-to-market impact on the GMIB liabilities that are accounted for as derivatives. The losses resulted from an increase in the fair value liabilities relating to our reinsurance of guarantees for variable annuities. This is primarily the result of the adverse financial market changes in the first quarter, including negative equity returns, a reduction in long-term interest rates, and an increase in implied volatility for both equities and interest rates. This is purely a mark-to-market adjustment, required because the transactions are deemed to be derivatives for accounting purposes, and does not indicate negative cash flows on our reinsurance treaties. These results are in line with our expectations given these market conditions.

The following earnings guidance has been updated for the full year 2008 and reflects the acquisition of Combined Insurance Company of America and certain of its subsidiaries, which was completed on April 1, 2008. We are now estimating that Combined Insurance will be 3.4% or $0.25 per share accretive for the remainder of 2008. This compares to our previous estimate of 2.6% or $0.19 per share accretive for the same time frame.

•	Operating Income per Share is expected to range between $7.40 and $7.90. The previous range was between $7.00 and $7.50.

•

Property & Casualty Net Premiums Earned are expected to increase 1% to 3%. The previous range was a decline between 3% and 5%. The change is due primarily to the international portion of the Combined Insurance transaction.

•	Consolidated Net Premiums Earned are expected to increase 8% to 10%. This is due primarily to the impact of the total Combined Insurance transaction.

•	Catastrophe Losses included in our estimated earnings are $340 million pre-tax ($270 million after-tax) for the remainder of the year.

Please refer to the ACE Limited Financial Supplement dated March 31, 2008, which is posted on the Company’s website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure. The URL reference is: http://media.corporate-ir.net/media_files/irol/10/100907/fin_supp_march_31_2008.xls. (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser’s URL address field.)

ACE will host its first quarter earnings conference call and webcast on Wednesday, April 30, 2008, beginning at 8:30 a.m. ET. The earnings conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-632-5021 (within the United States) or 913-312-0656 (international); passcode 5744621. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 5744621.

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The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

[1]	Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other (income) expense related to partially-owned insurance companies because the amount of these gains (losses) is heavily influenced by, and fluctuates in part according to, the availability of market opportunities.

Underwriting income is calculated by subtracting losses and loss expenses, life and annuity benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other (income) expense, interest and income tax expense and net realized gains (losses). We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Tangible shareholders’ equity is shareholders’ equity less goodwill. See reconciliation of Non-GAAP Financial Measures beginning on page 21 in the financial supplement.

These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

[2]

Calculated using income excluding net realized gains (losses) less perpetual preferred securities divided by average ordinary shareholders’ equity for the period. To annualize a quarterly rate, multiply by four.

[3]

Book value per ordinary share is ordinary shareholders’ equity divided by the shares outstanding. Tangible book value per ordinary share is ordinary shareholders’ equity less goodwill divided by the shares outstanding.

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to economic conditions, company performance, reserves and valuations, and integration of ACE’s recent acquisitions, reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and unexpected financial or operational performance with respect to acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	March 31 2008	December 31 2007
	(Unaudited)
Assets
Total investments	$43,230	$41,779
Cash	511	510
Insurance and reinsurance balances receivable	3,748	3,540
Reinsurance recoverable	13,969	14,362
Other assets	12,461	11,899

Total assets	$73,919	$72,090

Liabilities
Unpaid losses and loss expenses	$37,182	$37,112
Unearned premium	6,653	6,227
Other liabilities	13,349	12,074

Total liabilities	$57,184	$55,413

Shareholders’ equity
Total shareholders’ equity	$16,735	$16,677

Total liabilities and shareholders’ equity	$73,919	$72,090

Book value per ordinary share (3)	$48.65	$48.89

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except per share data, and ratios)

(Unaudited)

	Three Months Ended March 31
	2008	2007
Gross premiums written	$4,409	$4,496
Net premiums written	3,154	3,270
Net premiums earned	2,940	3,082

Losses and loss expenses	1,579	1,860
Life and annuity benefits	63	36
Policy acquisition costs	468	417
Administrative expenses	375	356

Underwriting income (1)	455	413

Net investment income	489	451
Net realized gains (losses)	(353)	16
Interest expense	46	46
Other expense	15	4
Income tax expense	153	129

Net income	377	701
Preferred share dividend	(11)	(11)

Net income available to holders of ordinary shares	$366	$690

Diluted earnings per share:
Income excluding net realized gains (losses) (1)	$2.16	$1.98
Net income	$1.10	$2.10

Weighted average diluted shares outstanding	331.0	328.9
Loss and loss expense ratio	55.6%	62.1%
Policy acquisition cost ratio	16.2%	13.5%
Administrative expense ratio	12.8%	11.5%
Combined ratio	84.6%	87.1%

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ACE Limited

Consolidated Supplemental Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended March 31
	2008	2007
Gross Premiums Written
Insurance – North American	$2,181	$2,269
Insurance – Overseas General	1,778	1,659
Global Reinsurance	345	478
Life Insurance and Reinsurance	105	90

Total	$4,409	$4,496

Net Premiums Written
Insurance – North American	$1,360	$1,514
Insurance – Overseas General	1,345	1,192
Global Reinsurance	344	476
Life Insurance and Reinsurance	105	88

Total	$3,154	$3,270

Net Premiums Earned
Insurance – North American	$1,354	$1,539
Insurance – Overseas General	1,223	1,112
Global Reinsurance	263	343
Life Insurance and Reinsurance	100	88

Total	$2,940	$3,082

Income Excluding Net Realized Gains (Losses) (1)
Insurance – North American	$327	$298
Insurance – Overseas General	256	215
Global Reinsurance	144	132
Life Insurance and Reinsurance	33	43
Corporate	(35)	(25)

Total	$725	$663

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